Exhibit 5.1

June 12, 2015

Breitburn Energy Partners LP

515 South Flower Street, Suite 4800

Los Angeles, California 90071

RE:        BREITBURN ENERGY PARTNERS LP

Ladies and Gentlemen:

We have acted as counsel to Breitburn Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the registration by the Partnership with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale by the selling unitholders (the “Selling Unitholders”) of up to 59,368,399 Series B Perpetual Convertible Preferred Units (the “Series B Preferred Units”), including 46,666,666 Series B Preferred Units that the Partnership originally issued to the Selling Unitholders on April 8, 2015 and up to 12,701,733 Series B Preferred Units that the Partnership has issued or may issue as payment in kind with respect to the Series B Preferred Units, and of up to 59,368,399 common units representing limited partner interests in the Partnership issuable upon conversion of the Series B Preferred Units (the “Common Units”). We have participated in the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the SEC as of the date hereof.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Partnership’s Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), (iii) the Partnership’s Certificate of Limited Partnership, (iv) the Fourth Amended and Restated Limited Liability Company Agreement of Breitburn GP LLC and Amendment No. 1 and Amendment No. 2 thereto, (v) certain resolutions adopted by the board of directors of Breitburn GP LLC, the general partner of the Partnership (the “General Partner”), approving and authorizing, among other things, the sale of Series B Preferred Units and the issuance of Common Units issuable upon conversion of the Series B Preferred Units, and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

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In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing any document reviewed by us in a representative capacity had authority to sign in such capacity; (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws and (vii) the Series B Preferred Units and the Common Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The 46,666,666 Series B Preferred Units that the Partnership originally issued to the Selling Unitholders on April 8, 2015 are validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”)).

2. Upon conversion of the 46,666,666 Series B Preferred Units that the Partnership originally issued to the Selling Unitholders on April 8, 2015 and the issuance of the 46,666.666 Common Units underlying such Series B Preferred Units in accordance with the terms of the Partnership Agreement, such underlying Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the DRULPA.

3. Upon approval by the board of directors of the General Partner of the issuance of up to 12,701,733 Series B Preferred Units (“PIK Series B Preferred Units”) as payment in kind with respect to the Series B Preferred Units that the Partnership originally issued to the Selling Unitholders on April 8, 2015 and the issuance of up to 12,701,733 Common Units (“PIK Common Units”) upon conversion of such PIK Series B Preferred Units, such PIK Series B Preferred Units and such PIK Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-303, 17-607 or 17-804 of the DRULPA.

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The opinion expressed is limited in all respects to the DRULPA and the Delaware Limited Liability Company Act (including, in each case, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.